Exhibit 10.18

Salary Continuation Agreement

     This Salary Continuation Agreement (the “Agreement”) is made as of the 18th day of October, 2000, by and between Trompeter Electronics, Inc., a Delaware corporation (“Trompeter”), and the employee whose name appears on the signature page of this Agreement (“Employee”).

     WHEREAS, Employee is currently a valued key employee of Trompeter and/or its affiliates, and Trompeter recognizes Employee’s contribution to the growth and success of Trompeter;

     WHEREAS, Trompeter recognizes that, in the event of a change of control of Trompeter, uncertainty and questions could arise among Trompeter’s key employees and could result in the departure or distraction of key personnel to the detriment of Trompeter. Trompeter believes it is important to diminish the inevitable distraction of Employee by virtue of the personal uncertainties and risks created by a pending or threatened change of control, to encourage Employee’s full attention and dedication to Trompeter currently and in the event of any threatened or pending change of control; and

     WHEREAS, Trompeter considers it essential to the best interests of Trompeter and its stockholders to foster the continued employment of key personnel, such as Employee, by providing for certain payments such as that set forth in this Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Salary Continuation.

          (a) If a Change of Control (as defined below) occurs and Employee’s employment with Trompeter or its successors, assigns or affiliates is terminated by the Trompeter and its successors, assigns and affiliates in anticipation of or within 12 months after the consummation of the Change of Control, then Trompeter agrees to continue to pay Employee his or her base salary (as of the consummation of the Change of Control) during the Salary Continuation Period set forth on the signature page of this Agreement (such payments, the “Severance Payments”). Any Severance Payments by Trompeter pursuant to this Section 1 shall be paid on Trompeter’s regular salary payment dates or such earlier date as Trompeter shall determine.

          (b) If Employee dies, Employee’s estate or heirs will be entitled to receive any payments that would otherwise have been paid to Employee pursuant to this Section 1.

          (c) Any amounts paid to Employee under any other severance arrangement with Trompeter or its affiliates shall be deducted from payments otherwise due pursuant to this Section 1.

          (d) For purposes of this Agreement, The term “Change of Control” means (i) a sale, in one or a series of related transactions, of all or substantially all of the assets of Sterling Holding Company (“Sterling”) (which shall, for this purpose, include the stock of Sterling’s subsidiaries) to a person that does not beneficially own in excess of 50% of Sterling’s voting equity and is not an affiliate of any such 50% owner, or (ii) a merger, business combination, sale of stock or other transaction in which the holders of more than 50% of Sterling’s voting equity interests immediately prior to the transaction dispose of all or substantially all of their equity interest in Sterling and any surviving company (other than a disposition to an affiliate of such holders). For purposes of this Agreement, all or substantially all of the assets of Sterling shall be deemed to have been sold if the stock of Trompeter is sold. For purposes of this Agreement, the holders of Sterling’s voting equity interests shall be determined on a fully diluted basis, assuming full exercise and conversion of all derivative securities.

     2. At-Will Employment. Employee and Trompeter acknowledge that, except as otherwise provided under any other written agreement between Employee and Trompeter, the employment of Employee by Trompeter or its affiliates is “at will” and Employee’s employment may be terminated by either Employee or Trompeter (or, if applicable, Trompeter’s affiliates) at any time. Except as otherwise provided in this Agreement, this Agreement is not intended to alter materially the compensation and benefits to which the Employee is entitled, or may become entitled, in respect of Employee’s employment by Trompeter and/or its affiliates.

     3. Termination. This Agreement shall terminate immediately without the need for any notice or amendment if Employee ceases to be employed by Trompeter or its affiliates at any time prior to the consummation of the Change of Control, regardless of whether such termination is attributable to death, disability, discharge, resignation, retirement or otherwise. This Agreement shall terminate five years from the date of this Agreement unless sooner terminated in accordance with the foregoing provisions. Notwithstanding anything in this Agreement to the contrary, if Employee’s employment with Trompeter or its affiliates is terminated during the 180 day period prior to the date on which the Change of Control occurs, and if Employee reasonably demonstrates that such termination of employment (i) was at the request of the purchaser or any other third party who had at the time taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then Employee shall be entitled to receive the full Severance Payments he or she would otherwise have been entitled to receive had Executive remained employed by Trompeter or its affiliates until the occurrence of the Change of Control.

     4. Notice. Any notice provided in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier or mailed by first class mail to Trompeter at the address set forth below:

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Trompeter Electronics, Inc. 31186 La Baya Drive Westlake Village, California 91362 Attention: William N. Stout

and to Employee at the address set forth in the records of Trompeter or at such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or five days after being mailed.

     5. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

     6. Complete Agreement. This Agreement and the other documents delivered in connection with this Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

     7. Counterparts. This Agreement may be executed on separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     8. Successors and Assigns. This Agreement is intended to bind and inure to the benefit and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.

     9. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of California.

     10. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consents of each of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE: JOE NORWOOD	TROMPETER ELECTRONICS, INC.

/s/ Joe Norwood Signature Joe Norwood	By: /s/ Donald D. Meyers Donald D. Meyers, Secretary

Salary Continuation Period: Commencing on the consummation of the Change of Control and continuing for a period of 24 months.